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                                                                      EXHIBIT 21

                    SUBSIDIARIES OF PANHANDLE ROYALTY COMPANY
                              AT SEPTEMBER 30, 2001

         The following table sets forth certain information with respect to Panhandle's subsidiary:

                                   CORPORATION
                                   -----------

                                    PHC, INC.

         PHC, Inc. was incorporated in Oklahoma and is included in Panhandle's consolidated financial statements. PHC, Inc. never conducted any business. As of October 1, 2001, PHC, Inc., was merged into Wood Oil Company (Wood) with Wood being the survivor.